CONSENT OF INDEPENDENT AUDITORS


Tax Exempt Proceeds Fund, Inc.

We consent to the incorporation by reference of our report dated July 28, 2000 appearing in the Annual Report for the year ended June 30, 2000 in Post-Effective Amendment No. 15 to Registration Statement No. 33-25747 of Tax Exempt Proceeds Fund, Inc. and to the references to us under the caption "Financial Highlights" in the Prospectus and "Auditors" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.


\s\ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
October 27, 2000